UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2021

BROOKLYN IMMUNOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-11460	31-1103425
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

140 58th Street, Building A, Suite 2100 Brooklyn, New York	11220
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 582-1199

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.005 par value per share	BTX	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:
Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We have appointed Sandra Gurrola as our Vice President of Finance, effective June 21, 2021.

Employment Agreement with Sandra Gurrola

We entered into an executive employment agreement, dated June 16, 2021 and effective as of June 21, 2021, with Sandra Gurrola with respect to terms of her employment as our Vice President of Finance. The compensatory terms of the employment agreement, including equity awards, were approved by the compensation committee of the board of directors, which consists of two disinterested members of the board. Ms. Gurrola’s hiring, and her employment agreement, were approved by the board.

The employment agreement provides for our at-will employment of Ms. Gurrola as our Vice President of Finance for a term commencing on June 21, 2021 and continuing until terminated by us or Ms. Gurrola.

Under the terms of the employment agreement, we will pay Ms. Gurrola an annual base salary of $220,000, which amount is subject to annual review by the board or the compensation committee and subject to adjustment to reflect market practices among our peers in the sole discretion of the board or the compensation committee.

Ms. Gurrola will be eligible to receive an annual cash bonus award in an amount up to 35% of her base salary upon achievement of reasonable performance targets set by the board or the compensation committee, each in its sole discretion. The bonus will be determined by the board or the compensation committee and paid annually in March in the year following the performance year on which such bonus is based.

In accordance with the terms of the employment agreement, we are granting to Ms. Gurrola, effective as of June 21, 2021, a time-based restricted stock unit grant, which we refer to as the RSU Grant, covering 35,000 shares of common stock. The RSU Grant will vest over four years, with vesting generally subject to Ms. Gurrola’s continued employment through the relevant vesting date. Consistent with the employment inducement grant rules set forth in Section 711(a) of the NYSE American LLC Company Guide, the equity award to Ms. Gurrola was made as an inducement material to her entering into employment with us and was approved by the compensation committee without need for stockholder approval.

If Ms. Gurrola’s employment is terminated by us without Cause or by Ms. Gurrola for Good Reason (each such capitalized term as defined in the employment agreement), she will be entitled to, among other things, continued base salary for six months following the termination date and the total monthly cost of health care continuation coverage pursuant to COBRA for such period. Notwithstanding the foregoing, if a termination without Cause or for Good Reason occurs within ninety days before or twelve months after a Change in Control (as defined in the employment agreement), Ms. Gurrola would become entitled to (a) receive the continued-based salary and total monthly cost of health care continuation coverage described in the preceding sentence for a period of twelve months rather than six months, (b) receive a lump sum payment of her target annual bonus and (c) accelerated vesting in full of the RSU Grant. Any of such severance benefits under the employment agreement are contingent on Ms. Gurrola entering into and not revoking a general release of claims in favor of our company.

The employment agreement provides for (a) reimbursement of reasonable business expenses, (b) participation in our benefit plans and (c) twenty paid vacation days per year.

The employment agreement contains customary covenants related to non-competition and non-solicitation for one year following termination of employment, as well as customary covenants related to confidentiality, inventions and intellectual property rights.

The foregoing description of Ms. Gurrola’s employment agreement with us does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, which is included as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.

Background of Sandra Gurrola

Sandra Gurrola served, from March 2021 to June 2021, as the senior vice president of eGames.com Holdings, LLC and as a consultant to our company. Ms. Gurrola was our senior vice president of finance from September 2019 to March 2021 and our vice president of finance from 2014 until September 2019. From 2009 to 2014, she served our company in various leadership accounting roles, including director of accounting, director of financial reporting and compliance, and controller. From 2007 until 2009, she was senior manager of financial reporting for Metabasis Therapeutics, Inc., a biotechnology company. Ms. Gurrola holds a B.A. in English from San Diego State University. She is 54 years old.

Indemnification Agreement

On June 21, 2021, we entered into our standard form of indemnification agreement with Sandra Gurrola, a copy of which form is included as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2021.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
10.1+	Executive Employment Agreement, dated as of June 16, 2021 and effective as of June 21, 2021, between Brooklyn ImmunoTherapeutics, Inc. and Sandra Gurrola

10.2+	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 16, 2021)

10.2(a)	Schedule identifying agreements substantially identical to the form of Indemnification Agreement filed as Exhibit 10.2

104	Cover page interactive data file (embedded within the Inline XBRL document)

+	Indicates management contract or compensatory plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROOKLYN IMMUNOTHERAPEUTICS, INC.

Dated: June 21, 2021	By:	/s/ Howard J. Federoff
Howard J. Federoff
Chief Executive Officer and President